Exhibit 107

Exhibit Fee Table

Calculation of Filing Fee Tables

SCHEDULE 14A

(Form Type)

Kaleyra, Inc.

(Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee rate	Amount of Filing Fee

Fees to Be Paid	$106,423,174.83(1)	0.00011020.	$11,727.83(2)

Fees Previously Paid	—		—

Total Transaction Valuation	$106,423,174.83

Total Fees Due for Filing			$11,727.83

Total Fees Previously Paid			—

Total Fee Offsets			—

Net Fee Due			$11,727.83

(1)

Aggregate number of securities to which transaction applies: As of July 27, 2023, the maximum number of shares of Company common stock to which this transaction applies is estimated to be 16,044,530, which consists of (a) 13,325,920 shares of Company common stock issued and outstanding (“Company Common Stock”); (b) 1,164,136 shares of Company Common Stock underlying outstanding restricted stock units (“Company RSUs”); and (c) 1,554,474 shares of common stock underlying outstanding warrants to purchase shares of Company Common Stock (“Company Warrants”).

(2)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Estimated solely for the purposes of calculating the filing fee, as of July 27, 2023, the underlying value of the transaction was calculated based on the sum of (a) the product of 13,325,920 issued and outstanding shares of Company Common Stock and the per share merger consideration of $7.25; (b) the product of 1,164,136 shares of Company Common Stock underlying outstanding Company RSUs and the per share merger consideration of $7.25; and (c) the product of 1,554,474 shares of Company Common Stock underlying outstanding warrants to purchase shares of Common Stock and the excess of the per share merger consideration of $7.25 over the estimated adjusted exercise price thereof. In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00011020.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—		—